THIS AGREEMENT made as of the 1st day of March 1995.


BETWEEN:

	GANDALF TECHNOLOGIES INC., a corporation duly incorporated under the laws of Ontario having its head office at the City of Nepean, in the Province of Ontario
	(the "Employer")


			AND


	THOMAS A. VASSILIADES, of the City of Malvern,
	Pennsylvania
	(the "Executive")


WHEREAS:

1. 	The Employer is engaged in the development, manufacture
	and distribution of network infrastructure equipment and services.

2. 	The Employer and the Executive have agreed to enter
	into an employment relationship for their mutual benefit;


THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.  	Duties

The Employer appoints the Executive to undertake the duties and exercise the powers as President and Chief Executive Officer of the Employer as may be requested of the Executive by the Board of Directors of the Employer and in the other offices to which he may be appointed by the subsidiary companies of the Employer provided always that such other offices shall be in an officer capacity consistent with the Executive's position as Chief Executive Officer of the Employer. The Executive accepts the office, on the terms and conditions set forth in this agreement. The parties further agree that effective May 1, 1995, the Executive will be appointed to the additional office of Chairman of the Board.

2.  	Term

The appointment shall commence with effect from May 1, 1995 and shall continue for twenty-four months.

3.  	Compensation

(1)	The salary of the Executive for his services shall be
at annual the rate of U.S. $200,000 which shall be paid in equal installments at the same intervals as other officers of the Employer are paid. The salary may be increased at the discretion of the Employer.

(2)	In addition to the fixed remuneration, the Executive
may receive from the Employer a bonus payment equal to 50% of the fixed remuneration for his services for each year during the period of his employment. Payment of such bonus shall be based on the performance criteria agreed to by the Executive and the Employer.

4.  	Benefits

(1) 	Automobile.  The Executive shall be provided with use
of a luxury class Employer owned or leased automobile to be selected by the Executive.

(2) 	Expenses.  It is understood and agreed that the
Executive will incur expenses in connection with his duties under this agreement. The Employer will reimburse the Executive for any expenses provided that the Executive provides to the Employer an itemized written account and receipts acceptable to the Employer within thirty days after they have been incurred.
Allowable expenses shall include reasonable costs for furnished accommodation in Ottawa (consistent with his current living arrangements), weekly round-trip air travel (including ground transportation) to
Philadelphia, and financial counselling in connection with this agreement. To the extent that such reimbursement results in a taxable benefit to the Executive, the Employer will gross up payments in amounts sufficient to pay the incremental taxes.

(3) 	Benefit Plans.  The Executive shall participate in all
benefit plans which the Employer provides to its employees.

(4) 	Club Fees.  Recognizing the extra requirement for
customer entertainment by the Executive, the Employer will provide for initiation and annual dues payments for one health or luncheon club.

(5)	The Employer shall reimburse the Executive for any
Canadian income taxes payable on his income from the Employer that are in excess of actual U.S. Federal income taxes on such income excluding income taxes relating to gains realized by the Executive before, during or after the term of this agreement that relate
	to the options to purchase its Shares granted by the Employer to the Executive.

(6)	The Employer shall on the 6th day of April, 1995 grant
the Executive options, under the Employer's Stock
Option Plan for Executives and Directors, to purchase
800,000 Common Shares in the capital stock of the Employer. The said options shall each vest in twelve equal consecutive monthly installments commencing on the date of grant. Notwithstanding anything herein contained to the contrary, if the Executive voluntarily resigns his employment or is dismissed for cause prior to the expiration of this agreement the following shall apply:

(a)	If the executive has been employed for more than
eighteen months but less than twenty-four months, he will forfeit 200,000 unexercised options or pay the corporation an amount equal to the gain, if any, realized by the Executive from the sale of Shares acquired by the exercise of such options;

(b)	If the Executive has been employed for less than
eighteen months, he will forfeit 300,000 unexercised options or pay the corporation an amount equal to the gain, if any, realized by the Executive from the sale of Shares acquired by the exercise of such options.

Any amount payable to the Corporation by the executive pursuant to this clause shall be paid within 60 days of the Termination of the executives employment.

5.  	Authority

(1) 	The Executive shall have, subject always to the general
or specific instructions and directions of the Board of Directors of the Employer, full power and authority to manage and direct the business and affairs of the Employer (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Employer in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Employer and to engage and employ and to dismiss all managers and other employees and agents of the Employer.

(2) 	The Executive shall conform to all lawful instructions
and directions given to him by the Board of Directors of the Employer, and obey and carry out the by-laws of the Employer.

6.  	Service

(1) 	The Executive, throughout the term of his appointment,
shall devote his full time and attention to the business and affairs of the Employer and its subsidiaries and shall not, without the consent in writing of the Board of Directors of the Employer undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual. For greater certainty this paragraph is not meant to preclude the Executive from pursuing any other non-conflicting and non-competing business activities which are primarily passive in nature or from serving on other boards of directors so long as such directorships are disclosed fully to the Employer's Board of Directors.

(2) 	The Executive shall well and faithfully serve the
Employer and its subsidiaries and use his best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Employer and its subsidiaries to any person other than the Directors and other employees of the Employer or for any purposes other than those of the Employer any information he may acquire in relation to the Employer's business.

7.  	Non-competition

(1) 	The Executive further agrees that, during employment
pursuant to this agreement and for a period of six months following termination of employment, however caused, he will not hire or take away or cause to be hired or taken away any employee of the Employer or, following termination of the Executive's employment, any employee who was in the employ of the Employer during the six months preceding termination.

8. 	 Confidential Information

(1) 	The Executive acknowledges that as the Chief Executive
Officer and in any other position as the Executive may hold, the Executive will acquire information about certain matters and things which are confidential to the Employer, and which information is the exclusive property of the Employer, including:

(a) 	product design and manufacturing information;

(b) 	names and addresses, buying habits and preferences
of present customers of the Employer, as well as prospective customers;

(c) 	pricing and sales policies, techniques and
concepts; and

(d) 	other confidential information of a proprietary
nature concerning the business operations or financing of the Employer.

(2) 	The Executive acknowledges the information as referred
to in paragraph 8(1) could be used to the detriment of the Employer. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of his employment except as may be necessary in the proper discharge of his employment under this agreement, or after the term of his employment, however caused, except with the written permission of an officer of the Employer.

(3) 	The Executive acknowledges and agrees that without
prejudice to any other rights of the Employer, in the event of his violation or attempted violation of any of the covenants contained in paragraphs 7 and 8 of this agreement, an injunction or any other like remedy shall be the only effective remedy to protect the Employer's rights and property as set out in paragraphs 7 and 8, and that an interim injunction may be granted immediately on the commencement of any suit.

(4) 	The Executive understands and agrees that the Employer
has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee.
Accordingly, the Executive agrees that the restrictions and covenants contained in paragraph 7 and those contained in paragraph 8 of this agreement and the Executive's agreement to it by his execution of this agreement, are of the essence to this agreement and constitute a material inducement to the Employer to enter into this agreement and to employ the Executive, and that the Employer would not enter into this agreement absent such inducement. Furthermore, a claim or cause of action by the Executive against the Employer whether predicated on this agreement or otherwise, shall not constitute a defence to the enforcement by the Employer of the covenants or restrictions provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

9.  	Vacation

The Executive shall be entitled during each year to five weeks' paid vacation. Upon termination of his employment, the Executive shall be paid for any unused vacation days based on his annual salary. U.S. statutory holidays may be substituted for Canadian statutory holidays should the Executive wish to do so.

10. 	Termination of Employment

(I) 	The parties understand and agree that this agreement
may be terminated in the following manner in the specified circumstances:

(a) 	By the Employer, in its absolute discretion,
without any notice or pay in lieu thereof, for cause. For the purposes of this agreement, cause includes the following:

(i) 	any willful material breach of the provisions
of this agreement;

(ii) any conduct of the Executive which in the reasonable opinion of the Employer may bring himself or the Employer into disrepute;

(iii) the commission of an act of bankruptcy by the Executive;

(iv) conviction of the Executive of a criminal offence;

(v) 	any mental or physical disability or illness
which results in the Executive being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days, in any period of 365 days.

	Failure by the Employer to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

(b) 	By the Employer in its absolute discretion and for
any reason. Provided that if the employment of the Executive is terminated without cause prior to April 1, 1997, the Employer will pay the Executive, as termination pay, the sum of U.S.
$300,000 in two equal instalments of $150,000 on the date of termination and on the 1st anniversary date of termination. Provided further that the Employer shall give the Executive 90 days written notice if termination is for any reason other than for cause although the Employer may excuse the Executive from his duties during the 90 day period.

(c)	By the Executive upon giving the Employer 90 days
notice in writing and subject to all applicable provisions of this agreement.

(2) 	The parties understand and agree that the giving of
notice or the payment of pay in lieu of notice by the Employer to the Executive on termination of the Executive's employment shall not prevent the Employer from alleging cause for the termination.

(3) 	On termination of employment the Executive shall
immediately resign all offices held (including directorships) in the company and save as provided in this agreement, the Executive shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned the Employer is irrevocably authorized to appoint some person in his
	name and on his behalf to sign any documents or do any things necessary or requisite to give effect to it.

11. 	Death of Executive

Notwithstanding anything to the contrary in this agreement, in the event of the death of the Executive during the term hereof, the salary of the Executive shall continue to be paid to his estate for a period of 6 months from the date of death and the spouse of the Executive shall continue during such period to receive such of the benefits referred to in
Section 4 of this agreement as are applicable.

12.	Employer's Property

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to the Executive's employment under this agreement, or furnished by the Employer to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly on the termination of the Executive's employment irrespective of the time, manner or cause of the termination.

13. 	Assignment of Rights

The rights which accrue to the Employer under this agreement shall pass to its successors or assigns resulting from an amalgamation, merger or other reorganization to which the Employer is a party or resulting from the transfer of a substantial portion of the Employer's assets or undertaking to another legal entity. The rights of the Executive under this agreement are not assignable or transferable in any manner.

14. 	Notices

(1) 	Any notice required or permitted to be given to the
Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to the Employer.

(2) 	Any notice required or permitted to be given to the
Employer shall be sufficiently given if mailed by registered mail to the Employer's Head Office at its address last known to the Executive.

15. 	Severability

In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

16. 	Entire Agreement

This contract constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive by the Employer subsequent to May 1, 1995 and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to employment and appointment of the Executive by the Employer for such period are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such previous agreement. For greater certainty the parties acknowledge that nothing herein is intended to affect the terms of the Executive's appointment by the Employer prior to May 1, 1995.

17. 	Modification of Agreement

Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

18. 	Headings

The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

19. 	Governing law

This agreement shall be construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF this agreement has been executed by the parties to it, the day, month and year first written above.

SIGNED, SEALED AND DELIVERED	)
in the presence of:			)	GANDALF TECHNOLOGIES INC.
						)
						)	Per: S/CHARLES GARDNER
						)
						)
						)	Per: S/ROBERT KEITH
						)
						)
						)
						)
						)	S/Thomas A. Vassiliades